APPCOIN INNOVATIONS INC.

561 INDIANA COURT

VENICE, CA 90291

BUSINESS SERVICES AGREEMENT

December 29, 2017

WENN Digital Inc. (the “Client”)

c/o 561 Indiana Court

Venice, CA 90291

AppCoin Innovations Inc., (ACI) is pleased to provide a range of services to Client.

The attached Business Services Agreement (BSA), along with Schedule A describe the specifics of the working relationships and the business services, and the scope of work that will be provided to Client by the ACI team.

We look forward to continuing to work with you and would be pleased to provide any additional information you may request. Please contact the undersigned if you require any clarification.

Sincerely,

/s/ Michael Blum

Michael Blum

Chief Financial Officer

AppCoin Innovations Inc.

THIS BUSINESS SERVICES AGREEMENT is entered into effective on December 29, 2017.

BETWEEN:

AppCoin Innovations Inc.

a corporation having its office located

at 561 Indiana Court, Venice, CA 90291

(“ACI”)

AND

WENN Digital Inc.

a corporation having its office located

c/o 561 Indiana Court, Venice, CA 90291

(the “Client”)

WHEREAS:

A.       The Client wishes to conduct an initial coin offering (an “ICO”);

B.       In order to achieve its corporate and business objectives, the Client desires and has agreed to retain the services of ACI to provide the services and complete the duties described on Schedule “A” attached hereto and ACI agrees to provide such services to the Client, in accordance with the terms and conditions contained herein; and

C.       The parties desire that the Services (as defined below) shall be provided by ACI directly to the senior executive officers and management team employed by the Client of the Client.

NOW THEREFORE in consideration and mutual covenants herein contained and such good and other consideration, the receipt and sufficiency of which is acknowledged by each of ACI and the Client (each, a “Party” and collectively, the “Parties”), the Parties hereto agree as follows:

1.	Services, Term and Compensation. The term of this Agreement (the “Term”), the services to be provided by ACI under this Agreement (the “Services”) and the amounts to be paid to ACI as full and complete consideration for ACI providing the Services under this Agreement (the “Fees”), are set out in the attached Schedule “A”, which forms part of this Agreement.

This Agreement shall come into force and effect as of the date set out first above, and shall continue in effect until the end of the Term identified in Schedule “A”, unless one of ACI or the Client terminates this Agreement in accordance with its provisions. Except as otherwise provided herein, or in Schedule hereto, the Term may be renewed, varied or extended only by a written instrument executed by both the Client and ACI. In the event of the expiration or termination of this Agreement, the Client agrees to pay to ACI any and all unpaid Fees and expenses (as set forth herein) in full.

2.	Independent Contractor. Subject to the terms and conditions of this Agreement, the Client hereby engages ACI as an independent contractor to perform the Services, and ACI hereby accepts such engagement. It is expressly agreed that ACI is acting as an independent contractor in performing the Services hereunder.

3.	Nature of Engagement. ACI shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal agent, or employment relationship between the Client and ACI. Unless the Client specifically authorizes ACI in writing to do so, ACI shall neither act or purport to be acting as the agent of the Client, nor enter into any agreement on behalf of the Client or otherwise bind, nor purport to bind the Client or cause the Client to incur liability in any manner whatsoever. All final decisions with respect to Services provided by ACI hereunder shall be entirely the Client’s to make, and ACI shall have no liability relating to or arising from the Client’s decisions. It is understood that ACI’s responsibility to the Client is solely contractual in nature and that ACI does not act in a fiduciary capacity in relation to the Client as a result of this Agreement.

With the prior written consent of ACI, not to be unreasonably withheld, nothing in this Agreement shall prohibit the Client, or any entity chosen by the Client, from performing some or all of the functions of ACI herein. It is recognized that ACI will expend significant time and commit considerable resources to the Client. The Services are not exclusive to the Client however, and ACI may render similar services to other parties both during and after the Term.

4.	Third Party Expenses. Prior written approval of the Client is required for ACI to incur expenses that may not be covered under Schedule A. The Client is responsible for paying specific disbursements charged by third parties to ACI relating to this Agreement, including graphic design, creative, legal and other advisory fees. The Client further agrees to reimburse ACI for any out-of-pocket expenses incurred by ACI in connection with this Agreement and carrying out the Services within thirty (30) days of presentation of reasonably itemized invoices to the Client as set forth in clause 5 below.

5.	Billing. Accounts, including out-of-pocket expenses, will be rendered by ACI on a monthly basis. Accounts are due when rendered and payable within thirty (30) days from the date of the account.

6.	Information Provided to ACI. The Client agrees ACI is entitled to rely (without independent verification) upon any information provided by the Client in relation to this Agreement, including, without limitation, information with respect to the assets, liabilities, earnings, earning potential, financial condition, historical performance, future prospects and financial projections, and any assumptions used in the development of such projections furnished by the Client or any individual on behalf of the Client, and ACI is entitled to assume that all such information is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to ensure the information supplied is not misleading. ACI is not liable or responsible for any loss or damage suffered by the Client or others if any misstatement, error or omission in any material, information, document or representation supplied or approved by the Client. If at any time during the effectiveness of this Agreement, the Client or any of the Client’s agents or advisors becomes aware of any material change in any of the information previously furnished to ACI, the Client will promptly advise ACI of the change.

7.	Confidentiality.

a)	For the purpose of this section, the term “Confidential Information” includes, but is not limited to, all business and financial information, marketing and strategic plans, equipment details, software programs, manuals, maps, customer and client lists, employee information, supplier information, analyses, reports, technologies, processes and operations, compilations, forecasts, studies. lists, summaries, notes, designs, formulae, innovations, techniques, data, patents and trade secrets of the Client, as well as the present and contemplated products, techniques and other services evolved or to be used by the Client. Confidential Information does not include such portions of the Confidential Information which: (i) are, or prior to the time of disclosure or utilization become, generally available to the public; (ii) are received by ACI from an independent third party who had obtained the Confidential Information lawfully and was, to the best of ACI’s knowledge, under no obligation of secrecy or duty of confidentiality owed to the Client; (iii) ACI can show was in ACI’s lawful possession before ACI received such Confidential Information from the Client, or (iv) ACI can show that such Confidential Information was independently developed by ACI having no access to the Confidential Information at the time of its independent development.

b)	In the course of performing the Services, ACI acknowledges and understands that it will have access to and will be entrusted with Confidential Information which is not public, but is proprietary and confidential to the Client. ACI shall keep the Confidential Information strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the Term of this Agreement and thereafter. ACI shall not use or reproduce any Confidential Information, in any manner, except as reasonably required to perform the Services and/or fulfill the purposes of this Agreement. ACI shall ensure that any copies of Confidential Information it takes or makes are clearly marked, or otherwise identified as confidential and proprietary to the Client, and that all Confidential Information and copies thereof are stored in a secure location while in ACI’s possession, control, charge or custody.

c)	ACI hereby agrees and acknowledges that the disclosure of any of the Confidential Information to competitors of the Client or to the general public would be highly detrimental to the best interests of the Client. Accordingly, ACI covenants and agrees with the Client that, save with the written consent of the Client, it will not, either during the Term of this Agreement, or at any time thereafter, directly or indirectly, disclose, allow access to, transmit or transfer any of such Confidential Information to any person other than its directors, officers, employees, consultants, agents and advisers or to similar representatives of the Client, nor shall it use the same for any purpose other than the purposes of performing the Services to be performed by ACI under this Agreement.

d)	ACI acknowledges that it shall not acquire any right, title or interest in or to any Confidential Information by virtue of it having access to same during the Term of this Agreement.

e)	In the event ACI is requested or required pursuant to any Court order, or other legal or regulatory demand, to disclose any Confidential Information to a third party, ACI agrees that it will provide the Client with prompt notice of such request or requirement so that the Client, at its option, may seek an appropriate protective order or other remedy to ensure that Confidential Information will be accorded confidential treatment.

f)	Upon termination or expiry of this Agreement, for whatever reason, ACI agrees to:

(i)	deliver to the Client, or destroy, all Confidential Information and copies thereof which are in its power or possession which relate in any way to the business of the Client, or its customers; and

(ii)	remove any Confidential Information from ACI’s computers, or computer databases that may have been created in the course of performing ACI’s Services under this Agreement (other than information stored on back-up servers pursuant to retention of files laws and policies) and certify the return or destruction of all documents containing Confidential Information.

8.	Ownership of Work Product. Any and all Work Product conceived, developed, reduced to practice or a definite and practical shape, invented, authored, wrote, created, produced or otherwise generated on behalf of ACI or by any employee, agent, contractor, representative or other individual acting on behalf of ACI (“ACI Personnel”) in connection with the performance of the Services will be the exclusive property of the Client. ACI shall assign and waive, and shall cause to be assigned or waived at ACI’s expense, any right, title and interest in and to the Work Product to or in favour of the Client. In this Agreement, “Work Product” includes, without limitation, any and all of the following: (a) any invention, process, formula, algorithm, specification, technique, concept, idea, method, diagnostic, compound, development, composition, apparatus, machine, test, design, trade secret, know how or any improvement, modification, thereto or any issued patent, industrial design or application therefor applied for, issued or granted in any jurisdiction anywhere in the world, including but not limited to reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, including, without limitation, the right to apply for Letters Patent in the United States, Canada and all other countries throughout the world and all rights to claim priority based on said applications under the terms of any international convention, and all rights in the United States, Canada and all other countries throughout the world to sue and recover for past or future infringement of such rights; (b) trade names, trademarks, trade secrets, service names, service marks, business names, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing; (c) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing; (d) computer software or code of any type (whether source code or object code) in any programming or markup language, underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof;(e) uniform resource locators, website addresses, domain names, website content and all fixations thereof; and (f) any other intellectual and industrial property in and to the foregoing, which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise. Notwithstanding the foregoing, certain of the deliverables may incorporate ACI’s processes, procedures, forms and other information, which shall be the property of ACI (“ACI Property”), and ACI grants the Client a non-exclusive, irrevocable, royalty-free, fully paid-up license, with the right to use the same.

9.	Moral Rights. ACI acknowledges and agrees that the Client may use, alter, vary, adapt and exploit any Work Product as the Client sees fit, in its sole and unfettered discretion. Except with respect to the ACI Property, at its own expense, ACI shall cause to be assigned, waived or released any and all rights including, but not limited to, all moral rights (as defined under the Copyright Act (Canada)), in or otherwise relating to any Work Product in favour of the Client, its successor and assigns.

10.	Further Assurances. At the requested of the Client, ACI will promptly do all acts and execute and deliver to the Client all instruments that may be required to effect, register, record, or otherwise perfect the interest of the Client in or relating to Work Product, and ACI will cause the ACI Personnel to do the same.

11.	Conflicts. ACI assists other companies and individuals, some of whom may, on occasion, be competitors or adverse in interest to the Client. ACI will not disclose to others any sensitive, proprietary or otherwise Confidential Information of a non-public nature concerning or affecting the Client’s affairs, unless such disclosure is authorized by the Client or required to defend ACI against any claim, action, suit, or proceeding, or to the extent such disclosure is required by any applicable law or regulation.

12.	Announcements. Provided the Client has provided its prior written consent, not to be unreasonably withheld, ACI may, subject to compliance with paragraph 7 hereof, disclose the existence of this Agreement to certain persons and entities selected by ACI and in certain electronic and print publications, including ACI’s website. In accordance with all applicable laws, including the Client’s disclosure obligations under applicable securities laws, the Client is expressly permitted to make any required disclosures of this Agreement, including the material terms hereof.

13.	Legal and Tax Advice. ACI will not provide or be responsible for obtaining legal or tax advice with respect to the Client, nor any other legal and regulatory requirements and issues which may arise pursuant to this Agreement. The Client is responsible for ensuring compliance with all of the Client’s legal and regulatory requirements in connection with all aspects of this Agreement.

14.	Best Efforts/Timely Performance. ACI will use all reasonable efforts to perform the Services described in Schedule “A” to this Agreement within the time-frame agreed upon by the Parties. Neither the execution and/or delivery of this Agreement, nor the provision of Services hereunder constitutes a guarantee or commitment, express or implied, on the part of ACI, as to the timeliness of ACI’s performance of the Services. Further, ACI shall not be liable for failures or delays in performance that arise from causes beyond ACI’s control.

15.	Indemnification.

a)	The Client shall indemnify ACI, its shareholders, directors, officers, employees, contractors, agents and other representatives (in each case, an “ACI Indemnitee”) from and against all losses, damages, costs and expenses, and hold such ACI Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by an ACI Indemnitee, or which it may suffer or incur as a result of, in respect of or arising out of, the performance of the Services. Notwithstanding the foregoing, no ACI Indemnitee shall be entitled to any indemnification by the Client for or in respect of any act, matter or omission caused by : (i) fraud, wilful misconduct, bad faith or gross negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

b)	ACI shall indemnify and hold harmless the Client, its shareholders, directors, officers, employees, contractors, agents and other representatives (in each case, a “Client Indemnitee”) from and against all losses, damages, costs and expenses, and hold such Client Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by a Client Indemnitee, which it may suffer or incur as a result of, in respect of or arising out of any act, matter or omission caused by ACI or any representative thereof: i) fraud, wilful misconduct, bad faith or gross negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

16.	Non-Solicitation. During the Term and for a period of one (1) year thereafter, the Client will not directly or indirectly recruit, solicit or hire any employee or contractor of ACI, or induce or attempt to induce any employee or contractor of ACI to terminate his/her/its employment or contractual relationship with, or otherwise cease his/her/its relationship with ACI. During the Term and for a period of one (1) year thereafter, ACI will not directly or indirectly recruit, solicit or hire any employee of the Client, or induce or attempt to induce any employee of the Client to terminate his/her employment with, or otherwise cease his/her relationship with the Client.

17.	Successors and Assigns. This Agreement and all obligations and benefits of the Client and ACI shall bind the Client and ACI and any of the respective successors and assigns of either.

18.	Termination on Notice.

a)	Either ACI or the Client may terminate this Agreement at any time upon the provision of thirty (30) days written notice to the other party.

b)	If ACI provides such notice, the Client shall, in its sole discretion, have the right to immediately terminate the Agreement and ACI will be entitled to no further compensation except for any Fees earned and out-of-pocket expenses incurred prior to the effective date of the termination of this Agreement.

c)	If the Client provides such notice, ACI shall, in its sole discretion, have the right to immediately terminate the Agreement and ACI will be entitled to no further compensation except the following lump sum payments:

i)	any Fees earned to the effective date of termination;

ii)	out of pocket expenses incurred prior to the effective date of termination which are otherwise reimbursable by the Client pursuant to the terms of this Agreement;

iii)	a lump sum payment of $105,000; and

iv)	20% of aggregate number of coins or tokens raised in any ICO.

19.	Arbitration of Disputes. The Client and ACI agree that all claims or controversies, whether such claims or controversies arose prior to, on, or subsequent to the date hereof, between the Client and ACI or any of the present of former members, managers, officers, employees, agents and representatives of any Party concerning or arising from, without limitation, the construction, performance or breach of this Agreement, or any duty arising therefrom, shall be determined by arbitration. Any arbitration under this Agreement shall be conducted pursuant to the laws of State of California before a single arbitrator, and shall be binding upon the Client and ACI. The costs of the arbitrator shall be borne equally by the Client and ACI, and each of the Client and ACI shall bear their respective legal and other fees, unless the arbitrator decides to allocate a greater burden of said costs and fees to the unsuccessful Party.

20.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in:

a)	writing and shall be validly given or made to another party if personally served, or if deposited in the mail, certified or registered, postage prepaid, return receipt requested, but not required; or

b)	via electronic mail.

If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to ACI:

AppCoin Innovations Inc.

561 Indiana Court
Venice, CA

90291

Attention Michael Blum

e-mail: Michael.blumf@appcoininnovations.com

If to the Client:

WENN Digital Inc.

c/o 561 Indiana Court
Venice, CA

90291

Attention: Jamie Clarke

e-mail: jamie@businessinstincts.com

Any party hereto may change its office or email addresses for purposes of this paragraph by written notice given in the manner provided above.

21.	Waiver. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

22.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the Parties.

23.	Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

24.	Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein and the remainder of this Agreement shall nevertheless remain in full force and effect.

25.	Entire Understanding. This Agreement, and Schedule “A” hereto (which is incorporated into this Agreement), constitute the entire understanding and agreement of the Parties, and any and all prior agreements, understandings, and representations are hereby terminated and cancelled in their entirety and are of no further force and effect.

26.	Jurisdiction. The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties. The Parties irrevocably submit to the jurisdiction of Alberta for the purpose of any legal suit, action or other proceeding arising out of the Agreement.

27.	Counterparts. Each Party hereto may sign this Agreement in counterparts and deliver such counterparts by facsimile or other electronic delivery, which parts will be read together and construed as if all signing Parties had signed one copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

AppCoin Innovations Inc.

Per:	/s/ Michael Blum
Name Michael Blum
Title: Chief Financial Officer

Date:	December 29, 2017

WENN Digital Inc.

Per:	/s/ Jamie Clarke
Name: Jamie Clarke
Title: President

Date:	December 20, 2017

SCHEDULE A

BUSINESS SERVICES, MONTHLY RATE, SCOPE OF WORK, and TERM

All capitalized terms not otherwise defined in this Schedule A shall have the meaning ascribed to them in this Business Services Agreement to which the Schedule A is attached.

ACI will provide the following services to the Client.

All figures in United States Dollars, applicable taxes are in addition.

Scope of Work Activities			Advance Rate	Monthly Rate
	ACI has been engaged to create and deliver and manage on an ongoing basis, up until time of the completion of the ICO by the Client. Services below are an outline but not necessarily an exhaustive list of services that may or may not be employed in order to launch the ICO.		These fees are payable out of ICO sale proceeds.

	●	Business Modelling and Scoping and Development.		-

	●	Advisory services surrounding token models, and token incentivization.	$250,000 - Waived.

Pre - AppCoin ICO Services	●	Advisory services surrounding cryptoeconomics creating networks, and utility of tokens.

	●	Assistance & sourcing of technical guidance surrounding creation of working model from conceptual framework.

	●	Assistance & sourcing of guidance surrounding creation of company application for token usage, storage and transferring.

	ACI has been engaged to create and deliver and manage on an ongoing basis:		$500,000	-

	●	P.R. & marketing plans and strategies maximizing physical and digital outreach, including Slack, Reddit, Facebook, Twitter etc.) (Services will not include the assistance regarding the offer or sale of any tokens or coins);

	●	Presentation materials;

	●	Initial Community Development & Management Strategy;

AppCoin ICO Services	●	Establish digital/social media presence;

	●	Localized management (includes 3 languages);

	●	Whitepaper preparation and continued iterative reviews;

	●	Prospectus preparation;

	●	White labelled investor web wallet;

	●	AppCoin website inforgraphics and design;

	●	AppCoin smart contract creation, sourcing, conceptualization and high level specifications;

	●	AppCoin Project Manager (for 3 months);

Scope of Work Activities		Advance Rate	Monthly Rate
●	Token exchange listing assistance (per successful listing);

●	Provide sourcing, guidance and assistance where required to engineering team surrounding the development of token wallet;

●	Due diligence report;

●	Specifications of Token Events, Token Events website, and database backend built to collect user information; and

●	Legal services and sourcing (within scope).

Post-AppCoin ICO Support	●	Marketing & public relations to support Client (not related to offering or sale of any tokens or coins);	$35,000

(the “Monthly Services”)	●	Community development and management; and

	●	general support.

AppCoin Work Fees	●	Work Fees	6% of total amount raised in ICO	-

As a Founding Member - AppCoin share of ICO Coins or Tokens	Which shall be deemed earned on the date of execution of this Agreement.	20% of aggregate number of coins or tokens raised in ICO	-

Term:

This Agreement will continue until completion of the ICO unless earlier terminated by either ACT or the Client.

With respect to the Monthly Services, ACI will provide the Monthly Services for one (1) year commencing on the date on which the ICO has closed, after which this Agreement and the provision of the Monthly Services will automatically renew for one (1) year periods and can be terminated by either ACI or the Client with 30 days written notice.

Payment Schedule:

The total fees for the services provided in connection with the launch and completion of the ICO will be the lesser of (1) total amount raised on the ICO, or (2) $500,000 plus work fees which are calculated at 6% of the total amount raised on the ICO. These fees are payable on completion of the ICO and on receipt of the proceeds of the ICO by the Client. All fees will be paid within ten (10) days of ACI providing an invoice to the Client.

Immediately upon completion of the ICO, the Client will issue to ACI such number of coins or tokens, as applicable, as is equal to 20% of the aggregate number of coins or tokens issued in the ICO.

The fees for the Monthly Services of $35,000 per month (the “Monthly Fee”) will be due at the beginning of each month commencing on the date on which the ICO has closed. ACI and the Client, both parties acting reasonably, shall renegotiate the amount of the Monthly Fees if ACI determines that the cost of the Monthly Services is exceeding the current amount of the Monthly Fee.

All pre-approved expenses incurred will be billed directly to ACI and allocated to the Client appropriately.

Broker-Dealer

The Client acknowledges and agrees that ACI is not engaged in the business of effecting transactions in securities for the account of others, and is not a broker-dealer registered with the Securities and Exchange Commission (the “SEC”), any Canadian securities commissions or any other Canadian or US federal, state or provincial agency. The Client further acknowledges that ACI shall not perform any services that require ACI to register as a broker-dealer with the SEC, any Canadian securities commissions, securities regulatory authorities of any other country, or any other Canadian or US federal, state or provincial agency.

AppCoin Innovations Inc.

Per:	/s/ Michael Blum
Name: Michael Blum
Title: Chief Financial Officer

Date:	December 29, 2017

WENN Digital Inc.

Per:	/s/ Jamie Clarke
Name: Jamie Clarke
Title: President

Date:	December 29, 2017